Exhibit 99.1

John L. Walsh to Retire as President and Chief Executive Officer in June 2021; Roger Perreault to be Named UGI’s President and Chief Executive Officer

April 12, 2021

VALLEY FORGE, Pa., April 12, 2021 – UGI Corporation (NYSE: UGI) announced today that John L. Walsh, age 65, intends to retire as President and Chief Executive Officer on June 25, 2021. Mr. Walsh will continue to serve as a member of UGI’s Board of Directors. Roger Perreault, age 57, will become President and Chief Executive Officer of UGI and will join the UGI Board as a Director upon Mr. Walsh’s retirement. Mr. Perreault currently serves as UGI’s Executive Vice President, Global LPG, and President of UGI’s subsidiary, UGI International, LLC.

Mr. Walsh has served as Chief Executive Officer of UGI since 2013 and as President and a Director since 2005. Mr. Walsh previously served as UGI’s Chief Operating Officer from 2005 to 2013 and as the President and Chief Executive Officer of UGI Utilities, Inc., a subsidiary of UGI, from 2009 to 2011. Prior to joining UGI, Mr. Walsh held various senior management positions at the BOC Group plc (an industrial gas company) from 1986 to 2005.

Frank S. Hermance, UGI’s Chair of the Board of Directors, stated, “During John’s time as President and CEO, the company experienced significant growth and value creation for UGI shareholders and executed on key strategic investments, including the Totalgaz France acquisition, the AmeriGas merger, the Columbia Midstream acquisition and the pending Mountaineer Gas acquisition. In addition to his impressive track record of financial and operational success, John has made significant progress on the company’s critical environmental, social and governance initiatives, including investment in renewable and sustainable energy solutions, commitment to greenhouse gas emission reduction targets and promotion of diversity and inclusion through the company’s Belonging, Inclusion, Diversity & Equity initiative. Most recently, we are grateful to John for his unwavering leadership of the company through the challenges and uncertainty of the COVID-19 pandemic.” Mr. Hermance continued, “We wish John a long, happy and healthy future retirement, and we are very pleased that the UGI shareholders will continue to benefit from John’s leadership as a member of UGI’s Board of Directors.”

Mr. Perreault joined UGI in 2015 as President of UGI International, LLC and has served as UGI’s Executive Vice President, Global LPG since 2018. Prior to joining UGI, Mr. Perreault spent 21 years at Air Liquide, a world leader in gases, technologies and services for industry and health, where he served in various leadership positions globally. At Air Liquide, Mr. Perreault was President of its large industries business, and prior to that, was responsible for Air Liquide’s North American large industries business. The large industries business line provides comprehensive gas and energy solutions to customers in the metals, chemicals, refining and energy industries.

Mr. Walsh stated, “I am very pleased with the Board’s decision to appoint Roger Perreault as my successor as UGI’s President and Chief Executive Officer. Roger has been an invaluable addition to the company since joining UGI in 2015 and has had a significant impact on UGI Corporation and our Global LPG business through his leadership of the ongoing UGI International and AmeriGas transformation projects designed to improve long-term operational performance and deliver an enhanced customer experience. He has also taken a lead role in developing many of the renewable energy solutions opportunities that are so critical to our future. Roger’s broad global experience, rigorous focus on operational excellence and customer service mindset will be critical to UGI’s continued evolution of its natural gas, LPG and renewable energy businesses. I am confident that UGI and its shareholders will benefit from Roger’s strong leadership and I wish him success in his new role. I am also pleased to be continuing in my role as a member of the Board of Directors and I look forward to continuing to contribute to the future success of UGI in that capacity.”

About UGI Corporation

UGI Corporation is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes LPG both domestically (through AmeriGas) and internationally (through UGI International), manages midstream energy assets in Pennsylvania, Ohio, and West Virginia and electric generation assets in Pennsylvania, and engages in energy marketing, including renewable natural gas, in twelve states and the District of Columbia and internationally in France, Belgium, the Netherlands and the UK.

Comprehensive information about UGI Corporation is available on the Internet at https://www.ugicorp.com.

Investor Relations
Tameka Morris, 610-456-6297
Arnab Mukherjee, 610-768-7498
Shelly Oates, 610-337-1000 ext. 3202